EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
2012 FOURTH QUARTER AND YEAR-END RESULTS

HOUSTON, TX – March 18, 2013 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the fourth quarter and full year ended December 31, 2012.

$ in millions	3 Months Ended			12 Months Ended
(except per share data)	12/31/12*	12/31/11**	% Change*	12/31/12*	12/31/11**	% Change*
Revenues	$158.1	$114.0	38.7%	$630.5	$501.2	25.8%
Gross profit	$16.3	$3.9	318.0%	$47.5	$39.8	19.2%
Gross margin	10.3%	3.4%	202.9%	7.5%	8.0%	(6.3)%
Operating income (loss)	$7.1	$(69.0)	NM	$15.0	$(52.2)	NM
Net income (loss) attributable to common stockholders	$2.9	$(43.6)	NM	$(0.3)	$(35.9)	NM
Diluted net income (loss) per share attributable to common stockholders***	$0.01	$(2.72)	NM	$(0.26)	$(2.24)	NM

* The percentages and amounts shown for changes between periods in the table above and in the discussions below are based on the amounts reported in the Form 10-K and may differ from the amounts which would have been calculated from the table above as a result of rounding.
** The consolidated results for 2011 include a pre-tax charge of $67.0 million ($41.8 million after income taxes and noncontrolling interest or $2.55 per diluted share) related to the impairment of goodwill.
***For the 2012 periods, diluted net income (loss) per share attributable to common stockholders includes $(0.17) for the quarter and $(0.24) for the year, respectively, for the impact from credits (charges) to retained earnings related to revaluations of noncontrolling interest liabilities. For the 2011 periods, the impact from these revaluations was $(0.05) for both the quarter and the year.

NM – Not meaningful

2012 Fourth Quarter Compared to 2011
Revenues for the fourth quarter increased 38.7% over the 2011 comparable quarter primarily as a result of higher activity levels in most of our geographic markets, especially California and Texas.

Gross profit for the 2012 fourth quarter was $16.3 million compared with $3.9 million in the same period last year, and gross margin increased to 10.3% from 3.4%.  The improvement was related primarily to projects in Utah and Texas.  Of note, fourth quarter gross profit and gross margin benefitted from upward revisions of estimated revenues and gross profit on projects in Utah.  While projects in Texas continued to reflect the impact of some downward revisions, the impact was substantially less in the 2012 fourth quarter than in the 2011 fourth quarter.

General and administrative expenses increased $3.3 million between the comparable fourth quarters as a result of higher revenues, as well as higher compensation expense related to recent executive appointments and higher professional fees.  General and administrative expenses for the 2012 fourth quarter were lower, however, than the $10.3 million reported for the 2012 third quarter.  We had operating income of $7.1 million in the fourth quarter of 2012 and an operating margin of 4.5%; this compares to an operating loss of $69.0 million in the fourth quarter of 2011, which included a $67.0 million goodwill impairment charge.

Other Highlights
Backlog at December 31, 2012 was $656 million (excluding approximately $63 million of contracts in which we were the apparent low bidder at December 31, 2012 but which had not been officially awarded).  Since year-end, approximately $98 million has been added to backlog.  Backlog was $704 million at September 30, 2012 and $616 million at December 31, 2011.  During the 2012 fourth quarter, we were awarded contracts approximating $131 million, compared to $119 million in the 2011 fourth quarter bringing total 2012 awards (excluding acquired contracts) to $643 million, an increase of 8% over total 2011 awards.

For 2012, capital expenditures were $37.4 million compared with $24.0 million in 2011 with the increase relating to investments to support our higher level of operations and to replace older equipment.  We continue to dispose of underutilized and aging equipment, and over the course of 2012, we generated proceeds of $12.5 million from the sale of property and equipment resulting in a pre-tax gain of $3.2 million.

Changes in the revaluation of the liability to noncontrolling interest owners are reflected in retained earnings rather than net income; however, these changes impact basic and diluted net income (loss) per share attributable to Sterling common stockholders.  The revaluations for the three and twelve months ended December 31, 2012 resulted in reductions of $(0.17) and $(0.24), respectively, in basic and diluted net income (loss) per share attributable to Sterling common stockholders.  The revaluations for the three and twelve months ended December 31, 2011 resulted in a reduction in both periods of $(0.05) in basic and diluted net income (loss) per share attributable to Sterling common stockholders.

Strong Financial Position
We are in very sound financial condition.  At December 31, 2012:
•	Working capital totaled $87.5 million, including $52.4 million of cash, cash equivalents and short-term investments;
•
We had borrowings of $24.0 million on the credit facility as of December 31, 2012 which had been used to fund the acquisition of the remaining 20% noncontrolling interest in Ralph L. Wadsworth Construction Company, LLC completed in December 2012.

•	In January 2013, we sold $27.7 million of short-term investments to repay all the borrowings under the $50 million credit facility. The facility has an optional increase amount of $50 million; and,
•	Tangible net worth of $157.8 million was more than adequate to support our bonding requirements.

CEO Remarks
Peter MacKenna, President and Chief Executive Officer of Sterling Construction commented, “Our 26% growth in revenues for 2012 was in-line with our target, and also as expected, our profitability was impaired as a result of a number of problematic jobs, which we will continue to work through and complete in 2013.”

Mr. MacKenna continued, “Since joining Sterling in September 2012, I’ve become increasingly optimistic about the opportunities in front of us.  While highway funding and political gridlock are outside of our control, we have made enhancements to our operations that should yield improving performance over time.  Just one example would be our recent investments in senior level IT management and infrastructure, which among other things, will provide the underpinnings for the various functional integration projects currently planned or underway.

Additionally, the planned long-term operational integration of the acquisitions we’ve made over the past several years is expected to create valuable opportunities, facilitating collaboration between operating units.  Finally, our solid financial position affords us the ability to target accretive acquisitions that will expand or deepen our geographic penetration in attractive regions, and provide us with increased capabilities in markets outside but adjacent to our traditional heavy highway focus.”

Outlook
Mr. MacKenna concluded, “We anticipate limited organic revenue growth in 2013 as government funding remains constrained.  Based on our current estimates, the average gross margin of projects in our backlog is below the 7.5% gross margin achieved on 2012 revenues due to the continued drag from operational issues on a number of jobs, particularly in Texas.  As the year progresses and these projects are completed, we anticipate improvement in margins.  For 2013, SG&A as a percent of revenues should be comparable to 2012, but somewhat higher in dollars to support a more effective, efficient and scaleable organization across our enterprise. Our current budget anticipates capital expenditures to return to 2011 levels.  Looking out over the next several years, we believe we can leverage our current fleet, along with leased assets to achieve significantly higher revenues.”

Conference Call and Filings
Sterling’s management will hold a conference call to discuss these results and recent corporate developments at 10:00 am ET/9:00 am CT, today, Monday, March 18, 2013.  Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Elizabeth Brumley	The Equity Group Inc.
EVP & CFO & Treasurer	Fred Buonocore 212-836-9607
Brian Manning, P.E.	Linda Latman 212-836-9609
EVP & Chief Development Officer
281-821-9091

 (See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
	(Unaudited)
Revenues	$158,089	$113,989	$630,507	$501,156
Cost of revenues	(141,819)	(110,089)	(583,035)	(461,319)
Gross profit	16,270	3,900	47,472	39,837
General and administrative expenses	(9,149)	(5,358)	(35,187)	(24,785)
Direct costs of acquisitions	(27)	(456)	(202)	(456)
Provision for loss on lawsuit	(153)	(220)	(309)	(220)
Goodwill impairment	--	(67,000)	--	(67,000)
Other operating income (expense), net	188	164	3,205	390
Operating income (loss)	7,129	(68,970)	14,979	(52,234)
Gain on sale of securities and other	97	127	1,797	94
Interest income (expense), net	121	117	357	424
Income (loss) before income taxes and earnings attributable to noncontrolling interests	7,347)	(68,726)	17,133	(51,716)
Income tax benefit (expense)	(1,567)	20,307	579	17,012
Net income (loss)	5,780	(48,419)	17,712	(34,704)
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(2,854)	4,803	(18,009)	(1,196)
Net income (loss) attributable to Sterling common stockholders	$2,926	$(43,616)	$(297)	$(35,900)

Net income (loss) per share attributable to Sterling common stockholders:
Basic	$0.01	$(2.72)	$(0.26)	$(2.24)
Diluted	$0.01	$(2.72)	$(0.26)	$(2.24)

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	16,495,216	16,321,116	16,420,886	16,395,739
Diluted	16,535,748	16,321,116	16,420,886	16,395,739

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$3,142	$16,371
Short-term investments	49,211	44,855
Contracts receivable, including retainage	70,815	74,875
Costs and estimated earnings in excess of billings on uncompleted contracts	20,592	16,509
Inventories	3,731	1,922
Deferred tax asset, net	1,803	1,302
Receivables from and equity in construction joint ventures	11,005	6,057
Other current assets	4,459	2,132
Total current assets	164,758	164,023
Property and equipment, net	102,308	83,429
Goodwill	54,820	54,050
Long-term deferred tax, asset, net	2,973	828
Other assets, net	6,651	1,501
Total assets	$331,510	$303,831
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$47,796	$34,428
Billings in excess of costs and estimated earnings on uncompleted contracts	18,918	18,583
Current maturities of long-term debt	73	573
Income taxes payable	--	2,013
Accrued compensation	4,909	5,329
Current obligation for noncontrolling owners’ interest in subsidiaries and joint ventures	2,887	--
Other current liabilities	2,691	8,359
Total current liabilities	77,274	69,285
Long-term liabilities:
Long-term debt, net of current maturities	24,201	263
Deferred tax liability, net	--	--
Other long-term liabilities	2,728	2,597
Total long-term liabilities	26,929	2,860
Commitments and contingencies (Note 12)
Obligations for noncontrolling owners’ interests in subsidiaries and joint ventures	14,721	16,848
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 19,000,000 shares authorized, 16,495,216 and 16,321,116 shares issued	165	163
Additional paid in capital	197,067	196,143
Retained earnings	12,220	16,509
Accumulated other comprehensive income	696	496
Total Sterling common stockholders’ equity	210,148	213,311
Noncontrolling interests	2,438	1,527
Total equity	212,586	214,838
Total liabilities and equity	$331,510	$303,831